Exhibit 10.3

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is entered into as of June 25, 2010 (the “Effective Date”) among Abraxis BioScience, Inc., a Delaware corporation (“Parent”), and its wholly-owned operating subsidiary Abraxis BioScience, LLC, a Delaware limited liability company (the “Company”), and Bruce Wendel (“Executive”).

RECITALS

A. Executive is currently the Chief Executive Officer of Parent and the Company.

B. Parent and the Company recognize that, as is the case with many publicly-held corporations, the possibility of a change in control of Parent (and/or the Company) exists and that the uncertainties raised by such a possibility may result in the distraction or even the premature departure of Executive to the detriment of Parent and its stockholders.

C. The Company has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of Executive without distraction from the possibility of a change in control of Parent and/or the Company and related events and circumstances.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the parties hereby agree as follows:

1. Definitions. Unless otherwise defined herein, the capitalized terms defined in Exhibit A attached hereto shall have the meanings therein specified for all purposes of this Agreement.

2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall terminate upon the first to occur of:

(a) December 31, 2011, if a Change in Control Transaction has not occurred prior to such date;

(b) If a Change in Control Transaction has occurred at any time prior to the December 31, 2011, the 18- month anniversary of the Change in Control Date if Executive’s employment with the Company has not been terminated by the Company without Cause, or by Executive for Good Reason, prior to such date; or

(c) If (i) a Change in Control Transaction has occurred at any time prior to December 31, 2011 and (ii) within 18 months following the Change in Control Date and Executive’s employment with the Company has been terminated by the Company without Cause, or by Executive for Good Reason, the date on which the Company has fulfilled of all of its obligations under Section 4.

3. Employment Status. Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain Executive as an employee. Executive acknowledges and aggress that he is an “at will” employee of the Company and may be terminated by the Company (or its successor) at any time for any reason or no reason, with or without cause or prior notice.

4. Consequences of Termination following a Change in Control. If (x) a Change in Control Transaction on or prior to December 31, 2011 and (y) within 18 months following the Change in Control Date the employment of Executive under this Agreement is terminated, then

(a) If the employment of Executive is terminated for any reason other than a termination by the Company without Cause or by Executive for Good Reason, then Executive shall not be entitled to any compensation or benefits from the Company under this Agreement or otherwise, except for the following: (i) the Company shall pay Executive (or, as applicable, his heirs, estate or representative) the Accrued Compensation, (ii) the Company shall provide to Executive (or his dependents, as applicable) such benefits, if any, as may be required to be provided by the Company under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and any disability policy of the Company applicable to Executive, and (iii) Executive (or, as applicable, his heirs, estate or representative) shall be entitled to any then-vested benefits, stock options and other equity awards as applicable pursuant to the terms of such benefits, options or award.

(b) If the employment of Executive under this Agreement is terminated by the Company without Cause or by Executive for Good Reason, then Executive shall not be entitled to any compensation or benefits from the Company under this Agreement or otherwise, except for the following:

(i) the Company shall pay Executive the Accrued Compensation;

(ii) the Company shall pay Executive a lump sum payment equal to (i) two (2) times his then annual base salary and (ii) two times his most-recently established target bonus;

(iii) the Executive shall be entitled to any then-vested benefits, stock options and other equity awards as applicable pursuant to the terms of such benefits, options or awards;

(iv) the Company shall provide reimbursement of Executive’s COBRA premiums until he obtains new employment, up to a maximum of eighteen months from the Termination Date, subject to Executive’s submission of appropriate documentation;

(v) for a period of twenty-four (24) months the Company shall continue to provide life insurance coverage at least the same levels as was provided on the Termination Date;

provided, that, except as otherwise required by law, Executive shall not be entitled to receive or retain any post-termination benefits described in this subsection (b) unless, within twenty-one (21) days (or forty-five (45) days if required by applicable law) following the

Termination Date, he executes and delivers to the Company a Release of Claims in the form attached as Exhibit B hereto, and does not revoke such Release of Claims during any applicable revocation period. Any payments due pursuant to this subsection (b) shall be made or begun during the second month following the month in which the Termination Date occurs, subject to any delay required by Section 16(b)below.

5. Representations.

(a) Executive represents that he has full authority to enter into this Agreement and is not under any contractual restraint which would prohibit Executive from satisfactorily performing his duties to the Company (and, if applicable, Parent) under this Agreement.

(b) Executive acknowledges that he is free to seek advice from independent counsel with respect to this Agreement. Executive has either obtained such advice or, after carefully reviewing this Agreement, has decided to forego such advice. Executive is not relying on any representation or advice from the Company or Parent or any of their respective officers, directors, attorneys or other representatives regarding this Agreement, its content or effect.

6. Arbitration. The parties acknowledge and agree to the provisions of the Arbitration Agreement attached hereto as Exhibit C and incorporated by this reference.

7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of California.

8. Entire Agreement. It is understood, acknowledged and agreed that there are no oral agreements between the parties hereto or their affiliates with respect to the matters described herein and that this Agreement constitutes the parties’ and their affiliates’ entire agreement and supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the parties hereto and their affiliates with respect to such matters, and none thereof shall be used to interpret or construe this Agreement. This Agreement, the Proprietary Interest Protection Agreement, the agreements contemplated herein and the exhibits attached hereto, contain all of the terms, covenants, conditions, warranties and agreements of the parties and their affiliates, shall be considered to be the only agreement between the parties hereto and their affiliates and their respective representatives and agents with respect to the matters described herein. Except as expressly stated in this Agreement, no party or its affiliates has made any statement or representation to the other party or its affiliates regarding any fact, which statement or representation is relied upon by the other party in entering into this Agreement. Except as expressly stated in this Agreement, in connection with the execution of this Agreement, no party to this Agreement or its affiliates has relied upon any statement, representation or promise of the other party or its affiliates not expressly contained herein.

9. Assignability.

(a) This Agreement is personal in nature and Executive shall not, without the written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

(b) Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, other than the parties to this Agreement, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition of this Agreement.

(c) Except as may otherwise be agreed to by the Company and Executive:

(i) in the event of a Change in Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor (if any) and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

(ii) The Company may assign this Agreement only to a successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume in writing and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

10. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11. Notice. All notices, requests or consents required or permitted under this Agreement shall be made in writing and shall be given to the other party by personal delivery, registered or certified mail (with return receipt), overnight air courier (with receipt signature) or facsimile transmission (with “answerback” confirmation of transmission), sent to such party’s addresses or telecopy numbers as are set forth below such party’s signature to this Agreement in the case of the Company or Parent or the address listed on the Company’s records in the case of Executive, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section 11. Each such notice, request or consent shall be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable (or if given by registered or certified mail, upon the earlier of (i) actual receipt or (ii) three (3) days after deposit thereof in the United States mail)

12. Section 280G Parachute Tax Gross Up Letter. The parties acknowledge that the Company and the Executive executed a letter agreement dated April 22, 2010 pursuant to which the Company agreed to pay to Executive an additional amount if the Executive is deemed to receive “parachute payments” under Section 280G of the Internal Revenue Code (“Gross Up Agreement”). The parties acknowledge and agree that the Gross Up Agreement shall apply to any payments under this Agreement.

13. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. Construction. Executive and Company acknowledge and agree that (a) each party hereto is of equal bargaining strength, (b) each such party has actively participated in the drafting, preparation and negotiation of this Agreement, (c) each such party has consulted with such party’s own, independent counsel, and such other professional advisors as such party has deemed appropriate, relating to any and all matters contemplated under this Agreement, (d) each such party and such party’s counsel and advisors have reviewed this Agreement, (e) each such party has agreed to enter into this Agreement following such review and the rendering of such advice and (f) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

15. Survival. The representations and agreements of the parties set forth in Sections 5 (Representations), 6 (Arbitration), 12 (Section 280G) and 16 (General 409A Compliance) shall survive the expiration or termination of this Agreement (irrespective of the reason for such expiration or termination).

16. General 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief, or outside counsel to the Company makes such determination and informs the Company thereof, the Company shall, after consulting with Executive, to the extent legally permitted, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that is considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service” that would otherwise be made or paid within the six (6)-month period measured from the date of such “separation from service” of Executive, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 21(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(d) For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Retention Agreement as of the Effective Date first above written.

Abraxis BioScience, LLC

/s/ Charles Kim
By: Charles Kim
Its: General Counsel

Address for Notices:	Abraxis BioScience, LLC
11755 Wilshire Blvd., Suite 2000
Los Angeles, California 90025
Attention: General Counsel

Abraxis BioScience, Inc.

/s/ Charles Kim
By: Charles Kim
Its: General Counsel

Address for Notices:	Abraxis BioScience, Inc.
11755 Wilshire Blvd., Suite 2000
Los Angeles, California 90025
Attention: General Counsel

By signing below, the undersigned acknowledges and agrees that, except as expressly set forth in a written agreement signed by an authorized representative of the Company or Parent, the undersigned (i) has not been promised any equity interests in the Company or Parent or any of their respective subsidiaries, affiliates or predecessors and (ii) does not and will not have any right to any equity interests in the Company or Parent or any of its respective subsidiaries, affiliates or predecessors.

/s/ Bruce Wendel
Bruce Wendel

EXHIBIT A

DEFINITIONS

“Accrued Compensation” shall mean (i) all earned but unpaid salary and vacation pay accrued through the Termination Date, (ii) any vested but unpaid bonus for fiscal years prior to the year in which the termination of employment occurs, (iii) reimbursement for reasonable, documented and necessary expenses incurred by Executive on behalf of the Company or Parent on or prior to the Termination Date and (iv) all other payments and benefits Executive is entitled to under the terms of any applicable benefit plan or program. The Accrued Compensation shall be paid within thirty (30) days following the Termination Date; provided, that the benefits and amounts accrued under the plans and programs shall be paid or provided in accordance with such plans or programs.

“Cause” shall mean any of the following (i) Executive commits a material breach of this Agreement, the Proprietary Interest Protection Agreement or any material policy of the Company, and such material breach is not cured to the good-faith reasonable satisfaction of the Company within twenty (20) days after written notice to Executive from the Company; (ii) Executive willfully fails to substantially perform his duties hereunder, or to implement or follow a lawful policy or directive of the Company, and such failure continues for a period of twenty (20) days after written notice to Executive from Company; (iii) Executive is indicted for any felony, or for any misdemeanor involving dishonesty, breach of trust, physical harm to any person or serious moral turpitude; (iv) Executive engages in embezzlement, gross negligence as to a material matter or willful misconduct in the performance of his duties; or (v) Executive engages in misconduct which is materially injurious to the Company (monetarily or otherwise) or which Executive knows constitutes a material violation of a material federal or state law relating to the Company or its business.

“Change in Control Date” shall mean the date on which a Change in Control Transaction is consummated.

“Change in Control Transaction” shall mean (i) a transaction (including, but not limited to, a sale of equity interests, merger, consolidation, reorganization or recapitalization) pursuant to which the holders of the voting equity securities of the Company immediately prior to such transaction (or their affiliates) cease to beneficially own more than fifty percent (50%) of voting equity securities of the Company or its successor (or, if there is a parent of the Company following such transaction, of the ultimate parent) immediately following such transaction, (ii) a transaction (including, but not limited to, a merger, consolidation, reorganization or recapitalization) pursuant to which the holders of the voting capital stock of Parent immediately prior to such transaction (or their affiliates) cease to beneficially own more than fifty percent (50%) of voting capital stock of Parent or its successor (or, if there is a parent of Parent following such transaction, of the ultimate parent) immediately following such transaction or (iii) the Company sells all or substantially all of its assets to a third party; provided, that a Spin Transaction shall not be considered a “Change in Control Transaction” for purposes of this Agreement

“Code” shall mean the Internal Revenue Code of 1986, as amended.

A-1

“Good Reason” means, without Executive’s express written consent, the occurrence of any of the following circumstances: (i) there is a change in Executive’s responsibilities which represents a material and adverse change from Executive’s overall responsibilities, taken as a whole (except any changes resulting from a Spin Transaction); (ii) Executive is required to be based at any place outside a twenty-five (25) mile radius from the Company’s current headquarters in Los Angeles, California, except for travel that is reasonably necessary in connection with the Company’s business; (iii) a material reduction in Executive’s base salary; or (iv) any material breach by the Company or Parent of this Agreement, including any breach of Section 9(d); provided, that Executive’s voluntary termination shall be deemed for purposes hereof to have occurred for Good Reason only if (i) Executive provides written notice to the Company prior to resignation and within twenty (20) days after Executive becomes aware of the circumstances giving rise to Good Reason, (ii) the Company fails to correct the circumstances giving rise to Good Reason prior to resignation and within thirty (30) days following receipt of such notice and (iii) Executive resigns within fifteen (15) days following such thirty (30) day period.

“Section 409A” shall mean Section 409A of the Code, together with and the related final regulations thereunder and other guidance relating thereto.

“Spinco” shall mean (i) an entity, the equity securities of which (or the equity securities of the parent of which) are distributed in a Spin Transaction, or (ii) any entity that (A) is directly or indirectly controlled by the current controlling stockholder of Parent and (B) acquires certain assets of the Company in connection with a Change in Control Transaction.

“Spin Transaction” shall mean any transaction substantially similar to the transaction described in the in the Registration Statement on Form 10 filed with the Securities and Exchange Commission by Abraxis Health, Inc. on August 4, 2009 (since withdrawn).

“Termination Date” means the date on which Executive’s employment with the Company is terminated.

A-2

EXHIBIT B

RELEASE

In consideration for the payments described in Section 4(b) of the Retention Agreement, Executive hereby releases and discharges Abraxis BioScience, LLC, Abraxis BioScience, Inc., and any subsidiaries or affiliates thereof (collectively the “Company”), and their respective (and limited to such capacities) directors, officers, employees, benefit plans and administrators, successors and assigns (collectively with the Company, the “Released Parties”) from any and all claims, obligations, and liabilities, whether known or unknown, at law or in equity, arising out of Executive’s employment with the Company and the termination thereof. This Release is to be broadly construed so as to resolve all pending or potential disputes including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, and any other federal, state or local statute, regulation or ordinance, and any and all claims based upon alleged wrongful or retaliatory discharge, negligence, intentional infliction of emotional distress, defamation, invasion of privacy, other torts, harassment, employment discrimination or breach of contract (express or implied). Notwithstanding the foregoing, Executive does not waive (i) any rights Executive may have to enforce the terms of the Retention Agreement, (ii) to insurance protection and/or indemnification for actions taken by Executive while an employee, officer and/or director of the Company or to make any claims for workers’ compensation, (iv) rights as stockholder or investor in Parent and (v) any rights to exercise any equity awards pursuant to the terms of applicable equity award agreement and equity plan

Executive represents and agrees that he has not and will not file or initiate any legal proceedings, complaints or charges of any kind to the extent released herein with any court or governmental or administrative agency against any one or more of the Released Parties relating to his employment or positions with Parent or the Company, and that he will not participate in or accept any monies from any such action either in his individual capacity or as part of a representative or class action. Executive further agrees that he will not solicit, encourage, assist or cooperate in any proceedings, complaints or charges against the Company or any other Released Party brought by any other person or entity unless specifically subpoenaed to appear or otherwise required by court order or in an official governmental investigation or otherwise required by law. The Company and the other Released Parties shall be entitled to plead this Release as a complete defense to any claim or entitlement relating to Executive’s employment or positions with Parent or the Company which hereafter may be asserted by Executive or other persons or agencies acting on his behalf in any suit or claim against the Company or any other Released Party. In the event that Executive sues the Company or any other Released Party in violation of this Agreement, Executive agrees and acknowledges that he will pay such Released Party its litigation costs and expenses, including reasonable attorneys’ fees, associated with its defense. Executive understands that nothing in this Agreement precludes him from filing a charge with or participating in an investigation by the Equal Employment Opportunity Commission; provided, however, Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

Executive acknowledges that he is familiar with the provisions of Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Executive hereby waives and relinquishes all rights and benefits which it has or may have under Section 1542 of the Civil Code of the State of California (or the law of any other state or jurisdiction to the same or similar effect) to the full extent permitted by law.

Executive understands and acknowledges that:

(a) This Agreement constitutes a voluntary waiver of any and all rights and claims he has or may have against the Released Parties as of the Effective Date arising under the Age Discrimination in Employment Act, 29 U.S.C. § 623 et seq.;

(b) He is waiving these substantive rights and claims pursuant to this Agreement in exchange for consideration, the value of which exceeds any payment or remuneration to which he was already entitled;

(c) He is hereby advised that he may consult with an attorney of his choosing concerning this Agreement prior to executing it;

(d) He has been afforded a period of at least twenty-one (21) days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in less than twenty-one (21) days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full twenty-one (21) days; and

(e) He may revoke this Agreement at any time during the seven (7) days following the date of execution of this Agreement, and this Agreement shall not become effective or enforceable until such revocation period has expired. Any revocation must be in writing and must be delivered, either by hand, overnight courier, or certified mail, return receipt requested, to the General Counsel of the Company or his designee, Abraxis BioScience, LLC, 11755 Wilshire Boulevard, Suite 2000, Los Angeles, California 90025.

Executive will not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining the other, disparaging the other or otherwise reflecting poorly upon the Company and Parent, the business or the business reputation of the Company or Parent (or any of their subsidiaries or affiliates) or their respective employees, officers, directors, customers, suppliers, successors and assigns, including, without limitation, negative comments about any such company, its management methods, policies and/or practices. Notwithstanding the foregoing, nothing herein shall prohibit Executive from responding accurately and fully to any question, inquiry or request made in connection with any governmental inquiry, investigation, review, audit or proceeding, or as otherwise required by law.

Executive hereby acknowledges and reaffirms his confidentiality obligations to the Company, as an individual who was and may continue to be privy to trade secrets and other proprietary information of the Company. Executive agrees to comply with the provisions of the Proprietary Interest Protection Agreement which he signed at the time of hire, which agreement is incorporated herein by reference.

EXHIBIT C

ARBITRATION

The Company and Executive hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or Executive of the Company or any of its affiliates) relating in any manner to this Agreement or to the employment or the termination of employment of Executive shall be resolved by final and binding arbitration. Except as specifically provided herein or otherwise agreed to by the parties, any arbitration proceeding shall be conducted in accordance with the JAMS Arbitration Rules and Procedures, which can be found at “www.jamsadr.com” (“the JAMS Rules”) or by a non-JAMS process to which the parties may otherwise agree.

Claims subject to arbitration shall include, without limitation: contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the JAMS Rules. The parties further agree that the arbitrator shall not have any power to add to, subtract from, modify, amend, or refuse to enforce, any of the terms of this Agreement. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the California Code of Civil Procedure.

Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, the parties agree that this Agreement shall not apply to any disputes or claims relating to or arising out of the alleged misuse or misappropriation of Executive’s or the Company’s trade secrets or proprietary information, and that nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

Schedule A-1

All arbitration hearings under this Agreement shall be conducted in Los Angeles, California, unless otherwise agreed by the parties. Unless otherwise specifically provided for herein, the arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act. In all other respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

Each party shall pay its own costs and attorney’s fees. The arbitrator shall not be entitled to award attorneys fees or costs to a prevailing party. The Company shall pay the fees and expenses of the arbitrator.

The Company and Executive understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both Executive and an officer of the Company.

Except as expressly provided in the following sentence, neither party may disclose to any person or entity (i) any testimony or evidence presented or submitted in the arbitration proceedings, (ii) the nature or terms of any award or judgment rendered in such arbitration, or any portion thereof or (iii) the opinion of the arbitrator or arbitration panel, or any portion thereof (collectively, the “Arbitration Information”). To the extent either party brings an action to enforce or appeal any such judgment or award, then the filing party shall (x) file under seal all documents filed or submitted in such action (including all Arbitration Information) and (y) fully cooperate with the non-filing party in ensuring that all documents filed or submitted in such action (including all Arbitration Information) shall be kept confidential.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

Schedule A-2